                                                                    EXHIBIT 99.2



This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the electronics manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the Form 10-K, filed 11/12/99.



                     JABIL CIRCUIT REVENUE GROWS 66 PERCENT

                       RECORD EARNINGS INCREASE 50 PERCENT



St. Petersburg, FL - June 15, 2000....Electronics manufacturing services provider Jabil Circuit, Inc. (NYSE: JBL) today reported record revenue for the third fiscal quarter of 2000, ended May 31, 2000. Revenue for the quarter increased 66 percent to $965.8 million compared to $ 582.2 million for the same period of fiscal 1999.

Jabil's third quarter of fiscal 2000 net income increased 55 percent to $38.2 million compared with $24.6 million for the third quarter of fiscal 1999. Third quarter earnings per share were $0.21 per diluted share, representing a 50 percent increase compared to fiscal 1999 earnings of $0.14 per diluted share. This excludes the impact of a goodwill write-off of approximately $4 million, or $0.02 recorded in the third quarter of fiscal 1999.

Gross profit for fiscal 2000 third quarter increased 48 percent to $94.5 million or 9.8 percent of revenue compared to $63.8 million or 11.0 percent of revenue for the corresponding quarter of fiscal 1999.

Operating income for the third fiscal quarter of 2000 increased 49 percent to $
58.4 million or 6.0 percent of revenue compared to $39.2 million or 6.7 percent of revenue for the third fiscal quarter of 1999.

Revenues for the first nine months of fiscal year 2000 increased 52 percent to $2.5 billion, compared to $1.6 billion for the same time period of fiscal 1999. Net income for the first nine months of fiscal 2000 increased 54 percent to $103.3 million, compared with $66.9 million last fiscal year. Diluted earnings per share for the first nine months of fiscal 2000 increased 43.6 percent to $0.56 compared to $0.39 for the same period of fiscal 1999. This excludes the impact of a goodwill write-off of approximately $4 million, or $0.02 EPS recorded in the third fiscal quarter of 1999 and an acquisition-related charge of approximately $5 million, or $0.02 EPS recorded in the first quarter of fiscal 2000.

                 INCOME STATEMENT -- SEQUENTIAL TREND HIGHLIGHTS

> Revenue in the third fiscal quarter increased by 15 percent from the second quarter, reflecting solid production levels in most business segments.

> Gross margin was 9.8 percent of revenue for the quarter, reflecting an increase in production with a more materials-intensive mix.

                                   (M O R E )

Q3 00 Results Release -- Add One


> Operating income increased sequentially by 15 percent to $58.4 million, or 6.0 percent of revenue. Operating results represent a cumulative operating income growth of 49 percent in the first nine months of the fiscal year - surpassing the company's annual goal of 30 percent. Growth of absolute operating income is Jabil's key financial objective. This excludes the impact of an acquisition-related charge of approximately $4 million, or $0.02 EPS recorded in the third fiscal quarter of 1999 and approximately $5 million, or $0.02 EPS recorded in the first quarter of fiscal 2000.

> Net income after tax was $38.2 million or 4.0 percent of revenue, as compared to 4.1 percent in the prior sequential quarter.

> Earnings per share for third fiscal quarter of 2000 were $0.21 on an average 185 million shares during the period, fully diluted.

                  BALANCE SHEET -- SEQUENTIAL TREND HIGHLIGHTS

> Accounts receivable increased by $58 million to $437 million at the end of the third quarter of fiscal 2000, as compared to $379 million at the end of the second quarter. Calculated days sales outstanding were 40, improved from 41 in the second quarter.

> Inventories increased by $57 million in the third quarter to $410 million as compared to $353 million as of the end of February. Calculated inventory turns were 9, consistent with the prior quarter.

>        Debt-to-capitalization ratio for the period was 24 percent.

>        Average return on assets for the period was 11 percent.

>        Average return on equity for the period was 23 percent.

                                BUSINESS OUTLOOK
              (NOTE: THE FOLLOWING STATEMENTS ARE FORWARD LOOKING;
                     ACTUAL RESULTS MAY DIFFER MATERIALLY.)

Jabil President Tim Main said, " We are delighted with the continued strength of our core organic growth engine and with the committed efforts our employees worldwide. Growth at this pace is challenging and we thank our customers and congratulate our employees and suppliers for accomplishing another record quarter. We see continued growth on the horizon and will support this growth through plant expansions and selective acquisitions."

Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, mechanical and production design, prototype assembly, volume board assembly and system assembly services from eight countries, serving markets in North and South America, Europe and Asia.


                                    #     #


Statement of earnings and balance sheet data for Q300 attached.
CONTACT: Beth Walters, (727) 577-9749 or beth_walters@jabil.com




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                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                               Three months ended                 Nine months ended
                                           -------------------------       -----------------------------
                                            May 31,         May 31,          May 31,           May 31,
                                             2000            1999             2000              1999
                                           ---------       ---------       -----------       -----------
Net revenue                                $ 965,849       $ 582,238       $ 2,493,233       $ 1,636,056
  Cost of revenue                            871,307         518,417         2,241,221         1,457,438
                                           ---------       ---------       -----------       -----------

Gross profit                                  94,542          63,821           252,012           178,618

Operating expenses:
  Selling, general and administrative         34,327          22,902            92,990            66,179
  Research and development                     1,142           1,387             3,527             4,276
  Amortization of intangibles                    716             287             1,959               938
  Acquisition-related charge                      --              --             5,153                --
  Goodwill write-off                              --           3,578                --             3,578
                                           ---------       ---------       -----------       -----------
Operating income                              58,357          35,667           148,383           103,647

  Interest income                               (819)         (1,507)           (2,031)           (2,229)
  Interest expense                             3,859           1,482             5,898             5,697
                                           ---------       ---------       -----------       -----------

Income before income taxes                    55,317          35,692           144,516           100,179

  Income tax expense                          17,144          13,310            45,919            35,528
                                           ---------       ---------       -----------       -----------

Net income                                 $  38,173       $  22,382       $    98,597       $    64,651
                                           =========       =========       ===========       ===========
Earnings per share:
Basic                                      $    0.22       $    0.13       $      0.56       $      0.39
                                           =========       =========       ===========       ===========
Diluted                                    $    0.21       $    0.12       $      0.54       $      0.38
                                           =========       =========       ===========       ===========
Common shares used in the
calculations
of earnings per share:
Basic                                        176,674         173,130           175,736           164,152
                                           =========       =========       ===========       ===========
Diluted                                      184,960         181,328           184,085           171,584
                                           =========       =========       ===========       ===========

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   MAY 31,         AUGUST 31,
                                                    2000              1999
                                                 ----------       ----------
ASSETS
Current assets
  Cash and cash equivalents                          38,999          125,949
  Short-term investments                                 --           27,176
  Accounts receivable - Net                         437,333          261,078
  Inventories                                       409,983          217,840
  Prepaid expenses and other current assets          36,872           15,174
  Deferred income taxes                              13,638           13,896
                                                 ----------       ----------

        Total current assets                        936,825          661,113

Property, plant and equipment, net                  501,322          353,522
Other assets                                         41,048           20,786
                                                 ----------       ----------

                                                  1,479,195        1,035,421
                                                 ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current installments of long term debt              8,333           10,989
  Short-term debt                                        --           21,501
  Accounts payable                                  462,731          300,093
  Accrued expenses                                   75,669           59,186
  Income taxes payable                                8,905           20,511
                                                 ----------       ----------
        Total current liabilities                   555,638          412,280

Long term debt, less current installments           205,000           33,333
Deferred income taxes                                23,211           10,199
Deferred grant revenue                                3,165            1,798
                                                 ----------       ----------

        Total liabilities                           787,014          457,610
                                                 ----------       ----------

Stockholders' equity
  Common stock                                          177              175
  Additional paid-in capital                        312,784          296,688
  Retained earnings                                 379,763          281,166
  Currency translation                                 (543)            (218)
                                                 ----------       ----------

        Total stockholders' equity                  692,181          577,811
                                                 ----------       ----------

                                                  1,479,195        1,035,421
                                                 ==========       ==========